Via email: Nigel Ricketts <nigel@altrius.com.au>

June 29, 2016

Nigel J. Ricketts
Brisbane, QLD, Australia

Dear Nigel:

Re: Offer of Employment

I am pleased to confirm our offer to you of the position as Vice President, Project and Market

Development, EMC Metals Australia Pty Ltd., and VP Projects, Australia for Scandium International Mining Corp. (collectively the “Company”).

The key terms and conditions of our offer are outlined in this letter.

1.	Your employment will begin on July 6, 2016.

2.

Your salary will be AUS$120,000 per year, reflecting a 50% time commitment to the Company. Should the job content and demands exceed a 50% time commitment at some point in the future, which is a clear possibility, the Company will consider expanding your role and adjusting this compensation accordingly to reflect additional time and work commitment. You will be paid consistent with the Company’s payroll practices.

3.

You will be granted 400,000 stock options, on and subject to the terms and conditions of the Company’s Stock Option Plan. Your options will have a five-year term, and the exercise price will be the market price on the date of grant. Your options will vest as follows: 20% on grant, and the remaining 80% in four equal instalments every six months beginning six months from the date of grant. Future grants will be at the discretion of the Company’s Compensation Committee.

4.

The Company currently does not offer health care benefits, to contractors or employees, although a program to do so may be considered for employees in the future. Should the Company offer these benefits to employees in the future, you may be eligible to participate in that program. If and when the Nyngan Project is successfully financed and constructed, it is the Company’s intent to make you an employee, subject to Australian tax and withholding, although contractor status will be applied to your period of work until this structure can be properly established.

5.	Your duties and responsibilities as Vice President will include (subject to the direction of the CEO, the CTO, and the SCY Board):

	a.	Contribute to general management and development of the Nyngan Scandium Project, and the Honeybugle Scandium property,

b.

Collaborate with the CTO on metallurgical designs, test work programs, refinements to process flow sheets and process development for the Nyngan Project in particular, and scandium process work in general,

	c.	Manage independent and in-house test work on metallurgical programs globally, and for Nyngan/Honeybugle in Australia in particular,

	d.	Support all detailed engineering work on the development of the Nyngan Scandium Project in particular,

e.

Collaborate with the marketing team on scandium marketing matters, strategy, and technical applications for scandium products. Specifically, lead and focus on Australia/NZ scandium market development. This task will involve coordination with independent regional marketing efforts and managers.

	f.	Such other duties and responsibilities as designated by the CEO and SCY Board.

6.

Your varied assignments will result in a reporting matrix to several senior managers: to the GM Australia (Thompson) for project matters, to the CEO and marketing team on marketing work, and to the CTO (Duyvesteyn) on technical and metallurgical work.

7.

Because of your half time status in time commitment, vacation has not been considered in your offer, but would be considered if your role moved to a full time commitment, as would eligibility for any cash bonus programs.

8.

Your services will be primarily performed in Australia. This assignment will require you to travel domestically within Australia and likely internationally to fulfill your duties, and you will be expected to be mobile and able to meet those obligations.

9.

You will be reimbursed for all reasonable expenses incurred in the furtherance of your duties while travelling or in the field on Company business, in accordance with the Company’s standard practices. The Company will also reimburse you for all reasonable out-of-pocket costs incurred by you.

10.

The Company understands that you have and wish to maintain ongoing association and involvement with Altrius Engineering Services Pty Ltd, and your partners in that group. That is the purpose for this 50% time contract. In your roles and involvement with both mineral processing specifics on scandium projects, and your intimate knowledge of customers and marketing arrangements, it is very possible that conflicts will arise between client work offered to Altrius and business/confidential information that belongs to SCY/EMC-A. Where this happens, you will be expected to advise SCY management of the potential conflicts immediately, and to keep Company information confidential and protected from Altrius clients. The Company expects both you and Altrius to respect an exclusive right to confidential and sensitive scandium information with regard to work done by Altrius in the scandium business. The Company currently has a 5 year NDA (signed 2015) with Altrius and its partners. This NDA should be considered to remain in full effect for as long as you are employed with SCY and affiliated with Altrius, and for a further 3 years after you are no longer affiliated with either Altrius or SCY.

11.	As Vice President and an Officer of the Company, you will be subject to all of the Company’s internal policies and practices.

Our offer, your appointment, and your Employment Agreement is subject to formal ratification by the Company’s Board of Directors and/or its Compensation Committee, as appropriate.

Nigel, it is my pleasure to extend this offer to you, and I look forward to you joining our team.

If the above terms and conditions of employment are acceptable, please sign at the bottom of this letter and return a copy to me as soon as practicable.

Yours very truly,
Scandium International Mining Corp.

George F. Putnam
President and CEO

Accepted and Agreed to as of
the _____ day of _____________, ________by:

Signature

Name